                       U.S. REPUBLIC COMMUNICATIONS, INC.
                             VARTEC TELECOM, INC.,
                        VARTEC TELECOM HOLDING COMPANY,
                      PRODIGY COMMUNICATIONS CORPORATION,
                                      and
                      THE OTHER STOCKHOLDERS NAMED HEREIN



                            ASSET PURCHASE AGREEMENT



                         Dated as of September 7, 1999

                               TABLE OF CONTENTS

                                                                       Page

ARTICLE I - THE ACQUISITION                                             2
     SECTION 1.1   Delivery of the Assets.                              2
     SECTION 1.2   Further Assurances                                   3
     SECTION 1.3   Effective Time                                       4
     SECTION 1.4   Certain Actions at the Closing                       4
     SECTION 1.5   Assumption of Liabilities; Etc.                      5
     SECTION 1.6   Escrow                                               5
     SECTION 1.7   Post-Closing Adjustments                             5
     SECTION 1.8   Transaction Taxes                                    9

ARTICLE II - REPRESENTATIONS AND WARRANTIESOF THE COMPANY, THE PARENT
     AND THE STOCKHOLDERS                                               9
     SECTION 2.1   Corporate Existence and Power, etc.                  9
     SECTION 2.2   Authorization; Binding Agreement                    10
     SECTION 2.3   Capitalization                                      10
     SECTION 2.4   Ownership of the Assets                             10
     SECTION 2.5   Governmental Authorization; Consents                11
     SECTION 2.6   Non-Contravention                                   11
     SECTION 2.7   Subsidiaries                                        12
     SECTION 2.8   Financial Statements                                12
     SECTION 2.9   Absence of Certain Changes                          12
     SECTION 2.10  Properties                                          14
     SECTION 2.11  No Undisclosed Liabilities                          14
     SECTION 2.12  Litigation                                          14
     SECTION 2.13  Certain Business Activities                         14
     SECTION 2.14  Taxes                                               14
     SECTION 2.15  Employee Benefits.                                  15
     SECTION 2.16  Contracts and Leases                                15
     SECTION 2.17  Permits                                             18
     SECTION 2.18  Insurance                                           18
     SECTION 2.19  Compliance with Laws                                18
     SECTION 2.20  Finders' Fees                                       18
     SECTION 2.21  Intellectual Property; Year 2000.                   19
     SECTION 2.22  Transactions with Affiliates                        21
     SECTION 2.23  Environmental Laws                                  22

     SECTION 2.24  Product and Service Warranty                        22
     SECTION 2.25  Acquired Assets Complete                            22
     SECTION 2.26  Inventory                                           22
     SECTION 2.27  Fixed Assets                                        22
     SECTION 2.28  Accounts Receivable                                 22
     SECTION 2.29  Customers                                           22
     SECTION 2.30  Suppliers                                           23
     SECTION 2.31  Books and Records                                   23
     SECTION 2.32  Disclosure                                          23

ARTICLE III - REPRESENTATIONS AND WARRANTIESOF THE BUYER               23
     SECTION 3.1   Corporate Existence and Power                       23
     SECTION 3.2   Authorization; Binding Agreement                    23
     SECTION 3.3   Capitalization                                      24
     SECTION 3.4   Governmental Authorizations; Consents               24
     SECTION 3.5   Non-Contravention                                   24
     SECTION 3.6   Reports and Financial Statements                    24
     SECTION 3.7   Finders' Fees                                       25
     SECTION 3.8   Financing Arrangements                              25
     SECTION 3.9   Continuity of Business Enterprise                   25
     SECTION 3.10  Disclosure                                          25

ARTICLE IV - COVENANTS OF THE COMPANY, THE PARENT AND THE
     STOCKHOLDERS                                                      25
     SECTION 4.1   Conduct of Business                                 26
     SECTION 4.2   Delivery of Interim Financial Statements            27
     SECTION 4.3   Notices and Consents                                28
     SECTION 4.4   Access to Information                               28
     SECTION 4.5   Confidentiality                                     28
     SECTION 4.6   No Solicitation                                     29
     SECTION 4.7   Stockholder Approval                                29
     SECTION 4.8   Obligations of the Company and the Parent           29

ARTICLE V - COVENANTS OF THE COMPANY, THE PARENT, THE STOCKHOLDERS
     AND THE BUYER                                                     29
     SECTION 5.1   Reasonable Best Efforts                             29
     SECTION 5.2   HRS Act Compliance                                  30
     SECTION 5.3   Certain Filings, etc.                               30
     SECTION 5.4   Press Releases and Announcements                    30
     SECTION 5.5   Notices of Certain Actions                          30
     SECTION 5.6   Notice of Breaches; Updates                         31

ARTICLE VI - CONDITIONS TO THE CLOSING                                 31
     SECTION 6.1   Conditions to the Obligations of the Company,
                         the Parent and the Stockholders               31
     SECTION 6.2   Conditions to the Obligations of the Buyer          33

ARTICLE VII - SURVIVAL AND INDEMNIFICATION                             36
     SECTION 7.1   Indemnification by the Company, the Parent
                         and the Stockholders                          36
     SECTION 7.2   Indemnification by the Buyer                        37
     SECTION 7.3   Claims for Indemnification                          37
     SECTION 7.4   Defense by the Indemnifying Party                   38
     SECTION 7.5   Survival                                            39
     SECTION 7.6   Treatment of Indemnification Payments               40
     SECTION 7.7   No Subrogation                                      40
     SECTION 7.8   Offset Rights; Escrow Non-exclusive                 40
     SECTION 7.9   Certain Limitations.                                40

ARTICLE VIII - TERMINATION                                             41
     SECTION 8.1   Termination                                         41
     SECTION 8.2   Effect of Termination                               42

ARTICLE IX - POST-CLOSING COVENANTS                                    42
     SECTION 9.1   Proprietary Information                             42
     SECTION 9.2   Solicitation and Hiring                             42
     SECTION 9.3   Non-Competition; Referral of Customers              43
     SECTION 9.4   Cooperation in Litigation                           43
     SECTION 9.5   Nasdaq                                              44
     SECTION 9.6   Use of Name                                         44
     SECTION 9.7   Tax-Free Status of Acquisition                      44
     SECTION 9.8   Employees                                           44

ARTICLE X - MISCELLANEOUS                                              45
     SECTION 10.1  Notices                                             45
     SECTION 10.2  Amendments; Waivers                                 46
     SECTION 10.3  Expenses                                            47
     SECTION 10.4  Successors                                          47
     SECTION 10.5  Specific Performance                                47
     SECTION 10.6  Entire Agreement                                    47
     SECTION 10.7  Severability                                        47
     SECTION 10.8  Governing Law; Jurisdiction and Service of Process  48
     SECTION 10.9  Waiver of Jury Trial                                48
     SECTION 10.10 Payments                                            48
     SECTION 10.11 Counterparts                                        48

     SECTION 10.12 No Third Party Beneficiaries                        48
     SECTION 10.13 Headings                                            49
     SECTION 10.14 Incorporation of Exhibits and Schedules             49
     SECTION 10.15 Facsimile Signature                                 49

Exhibits:

Exhibit A      Form of Escrow Agreement
Exhibit B      Instrument of Assumption of Liabilities
Exhibit C      Form of Registration Rights Agreement
Exhibit D      Form of Transitional Services Agreement
Exhibit E      Form of Investment Representation Letter
Exhibit F      Bill of Sale

Schedules:

Schedule 1.1(a)(iii)     Assigned Bank Accounts
Schedule 1.1(a)(iv)      Assigned Contract Rights
Schedule 1.1(b)(iii)     Certain Non-Excluded Intercompany Payables/Receivables
Schedule 1.1(b)(iv)      Certain Excluded Assets
Schedule 1.1(b)(v)       Certain Excluded Assets of Parent
Schedule 1.5             Certain Assumed Liabilities
Schedule 2.1 - 2.32      Company, Parent and Stockholder Disclosure Schedules
Schedule 4.1(j)          Certain Real Estate Leases
Schedule 9.3             Exceptions to Non-Competition Agreement

     [NOTE: The exhibits and schedules to this agreement have been omitted from the agreement as filed with the Securities and Exchange Commission by Prodigy. Prodigy hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.]

                             INDEX OF DEFINED TERMS

Defined Terms                                                   Page
--------------------------------------------------------------  ----

1998 Financial Statements                                         12

Accounts Receivable                                                2
Acquisition                                                        1
Adjusted Purchase Price                                            8
Affiliate                                                          2
Agreement                                                          1
Assets                                                             2
Assumed Liabilities                                                5

Business                                                           1
Buyer                                                              1
Buyer Reports                                                     24
Buyer Common Stock                                                 4

Closing                                                            2
Closing Amount                                                     4
Closing Date                                                       4
Closing Statement of Acquired Assets and Assumed Liabilities       6
Code                                                               1
Common Stock                                                      10
Company                                                            1
Contract Rights                                                    2

Damages                                                           36
Dispute Notice                                                     8

Earn-Out Consideration                                             6
Effective Time                                                     4
Enforceability Exceptions                                         10
Escrow Agent                                                       4
Escrow Agreement                                                   4
Escrow Fund                                                        5
Excluded Assets                                                    3

Financial Statements                                              11

Fixed Assets                                                       3
FTC Settlement                                                     5
FTC Settlement Adjustment                                          9

GAAP                                                               6
Governmental Entity                                               11

Holding Company                                                    1
HSR Act                                                           11

Indemnified Party                                                 37
Indemnifying Party                                                37
Instrument of Assumption                                           5
Intellectual Property                                             20
Interim Financial Statements                                      12
Inventory                                                          2

Last Sale Price                                                    4
Lien                                                              10

Material Adverse Effect                                           10

Net Adjusted Book Value                                            6
Net Asset Adjustment                                               6
Neutral Accountants                                                8

Ordinary Course of Business                                       12

Parent                                                             1
Permit                                                            18
Person                                                            11
Proprietary Information                                           42
Purchase Price                                                     8

Refund Payments                                                    5

Shares                                                            10
Stockholder                                                        1

Taxes                                                             14
Terminating Customers                                              9
Transfer Taxes                                                     9
Transferred Employees                                              9

Updated Financial Statements                                      27

Year 2000 Compliant                                               20

                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into
                                          ---------
as of September 7, 1999 by and among U.S. REPUBLIC COMMUNICATIONS, INC., a Texas corporation (the "Company"), VARTEC TELECOM, INC., a Texas corporation (the
                  -------
"Parent"), VARTEC TELECOM HOLDING COMPANY, a Delaware corporation and a wholly-
-------
owned subsidiary of the Parent (the "Holding Company"), PRODIGY COMMUNICATIONS
                                     ---------------
CORPORATION, a Delaware corporation (the "Buyer"), and T. Gary Remy and Tom D.
                                          -----
Johnson, who, along with the Holding Company constitute the sole stockholders of the Company. The Holding Company, T. Gary Remy and Tom D. Johnson are sometimes referred to herein individually as a "Stockholder" and collectively as the
                                      -----------
"Stockholders."
-------------

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties hereto desire that the Company sell to the Buyer, and the Buyer purchase from the Company, all of the assets and certain of the liabilities of the Company's web hosting business (the "Business"), subject to
                                                        --------
the terms of this Agreement (the "Acquisition"); and
                                  -----------

     WHEREAS, the parties intend that, for Federal income tax purposes, the Acquisition will qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and
                                                       ----

     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with, and to establish various conditions precedent to, the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

     SECTION 1.1    Delivery of the Assets.
                    ----------------------

     (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"),
                                                                     -------
the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Company, the following properties, assets and other claims, rights and interests of the Business (collectively, the "Assets"):
                                                                       ------

          (i) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Company relating to the Business (collectively, the "Inventory") which exist on the Closing Date (as defined below);
----------

          (ii) all accounts, accounts receivable, deferred subscription revenue, notes and notes receivable existing on the Closing Date which are payable to the Company relating to the Business, including any security held by the Company for the payment thereof, but excluding any account, account receivable, note or note receivable payable by any affiliate (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) of the Company ("Affiliate") to the Company (the
                                         ---------
accounts, accounts receivable, notes and notes receivable, including any related security therein, to be transferred to the Buyer pursuant hereto are collectively referred to herein as the "Accounts Receivable");
                                        -------------------

          (iii)  all prepaid expenses, deposits, bank accounts listed on
Schedule 1.1(a)(iii) hereto and other similar assets of the Company relating to
--------------------
the Business existing on the Closing Date, including the cash relating to deferred subscription liability on the Company's books at the Closing, but excluding the remaining cash of the Business;

          (iv) all rights of the Company relating to the Business under the contracts, agreements, leases, licenses and other instruments set forth on
Schedule 1.1(a)(iv) hereto (collectively, the "Contract Rights");
-------------------                            ---------------

          (v) all books, records and accounts, customer accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists (including in electronic format), employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation relating to the Business, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the assets of the Business, and any confidential information which has been reduced to writing relating to or arising out of the Business;

          (vi) all rights of the Company under express or implied warranties from the suppliers of the Company relating to the Business;

          (vii) the motor vehicles and other rolling stock owned by the Company relating to the Business on the Closing Date;

          (viii) all of the machinery, equipment, tools, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture, leasehold improvements and construction in progress owned by the Company relating to the Business on the Closing Date whether or not reflected as capital assets in the accounting records of the Company (collectively, the

"Fixed Assets");
-------------

          (ix) all of the Company's right, title and interest in and to all Intellectual Property (as defined in Section 2.21 below) relating to the Business;

          (x) the customer base of the Business;

          (xi) the websites listed on Schedule 2.21 (other than Usrepublic.net and Usrepublic.com, each of which shall contain a prominent "hotlink" to bizonthe.net for six (6) months following the Closing Date); and

          (xii) except as specifically provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Company relating to the Business which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, including without limitation all assets of the Business reflected on the Closing Statement of Acquired Assets and Assumed Liabilities (as defined below).

     (2) Notwithstanding the provisions of paragraph (a) above, the Assets to be transferred to the Buyer under this Agreement shall not include (i) any assets of the Company relating solely to the Company's long distance resale business, (ii) any employee benefit plans, (iii) all intercompany payables/receivables, except those set forth on Schedule 1.1(b)(iii) hereto,
                                                --------------------
(iv) any assets listed on Schedule 1.1(b)(iv) hereto and (v) the assets of the
                          -------------------
Parent listed on Schedule 1.1(b)(v) hereto (collectively, the "Excluded
                 ------------------                            --------
Assets").

     SECTION 1.2    Further Assurances.  At any time and from time to time after
                    ------------------
the Closing, at the Buyer's request and without further consideration, the Company, the Parent and the Stockholders promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     SECTION 1.3    Effective Time.  The Closing shall take place as soon as
                    --------------
practicable after all of the conditions set forth in Article VI hereof have been satisfied or waived by the party or parties entitled to the benefit of same.
The Closing shall take place at the offices of the Buyer, 44 South Broadway, White Plains, NY 10601 or at such other place as the Buyer and the Company shall mutually determine. The time when the Closing shall become effective is referred to herein as the "Effective Time", and the date on which the Effective
                           --------------
Time occurs is referred to herein as the "Closing Date."
                                          ------------

     SECTION 1.4    Certain Actions at the Closing.  At the Closing, (a) the
                    ------------------------------
Company, the Parent and the Stockholders shall deliver to the Buyer the various materials, certificates, instruments and documents referred to in Section 6.2,
(b) the Buyer shall deliver to the Company, the Parent and the Stockholders the various certificates, instruments and documents referred to in Section 6.1, (c) the Buyer shall pay to the Company the Closing Amount (as defined below), (d) the Buyer, the Parent, the Stockholders and Bank of America, N.A. (the "Escrow
                                                                        ------
Agent") shall execute and deliver the Escrow Agreement attached hereto as
-----
Exhibit A (the "Escrow Agreement") and the Buyer shall deposit shares of common
---------       ----------------
stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"), with the
                                                ------------------
Escrow Agent, in accordance with Section 1.6 below and (e) the Company will distribute to the Stockholders and the Parent the portion of the Closing Amount that it receives at the Closing pursuant to clause (c) of this Section 1.4 and any amounts that it subsequently receives from the Buyer pursuant to this Agreement in accordance with the ownership percentages of the Stockholders as set forth in Schedule 2.3 hereto.

     "Closing Amount" means:  (i) $11,000,000 in cash (or such lesser amount as
      --------------
the Company may designate upon written notice delivered to the Buyer at least three (3) business days prior to the Closing Date); and (ii) the number of shares of Buyer Common Stock equal to (A) 1,454,545 plus (B) (x) $11,000,000 minus the amount of cash included in the immediately preceding clause (i), divided by (y) the Last Sale Price.

     "Last Sale Price" means: the last sale price of Buyer Common Stock on the
      ---------------
trading day immediately preceding the Closing Date as reported on the Nasdaq National Market.

     SECTION 1.5    Assumption of Liabilities; Etc.
                    -------------------------------

     (A) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in
                                   ------------------------
the form attached hereto as Exhibit B, pursuant to which it shall assume and
                            ---------
agree to perform, pay and discharge the following liabilities, obligations and commitments of the Company (the "Assumed Liabilities"):
                                 -------------------

          (i) All obligations of the Company continuing after the Closing under the Contract Rights set forth in Schedule 1.1(a)(iv) that become due and payable after the Closing Date; and

          (ii) All other liabilities and obligations of the Company specifically set forth in Schedule 1.5 hereto.
                          ------------

     (B) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Company other than the Assumed Liabilities. Without limiting the generality of the foregoing, any liabilities relating to the obligation to refund amounts to customers of the Business ("Refund Payments") or any other fines, refunds or
                            ---------------
liabilities of the Company, as a result of the settlement agreement (the "FTC
                                                                          ---
Settlement") to be entered into between the Company and the U.S. Federal Trade
----------
Commission, a draft of which has been provided by the Company to the Buyer, shall not be Assumed Liabilities.

     SECTION 1.6    Escrow.  At the Closing, the Buyer shall deposit with the
                    ------
Escrow Agent 727,272 shares of Buyer Common Stock, one-half of which shall be for the purpose of securing the indemnification obligations of the Company, the Parent and the Stockholders set forth in this Agreement and any payment to the Buyer required pursuant to Section 1.7(a) below, and one-half of which shall be for the purpose of securing any FTC Settlement Adjustment (as defined below) (the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent under
      -----------
the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     SECTION 1.7    Post-Closing Adjustments.
                    ------------------------

     (A) Net Asset Adjustment.  The Purchase Price shall be subject to
              --------------------
adjustment after the Closing Date as follows:

          (i) Within 45 days following the Closing Date, the Buyer shall prepare a statement of acquired assets and assumed liabilities of the Business as of the Closing Date (the "Closing Statement of Acquired Assets and Assumed
                   ------------------------------------------------
Liabilities") and deliver such Closing Statement of Acquired Assets and Assumed Liabilities to the Company. The Closing Statement of Acquired Assets and Assumed Liabilities shall be prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP") and consistent with the
                                             ----
method of preparation of the statement of acquired assets and assumed liabilities required to be delivered pursuant to Sections 2.8 and 6.2 below.

          (ii) The Closing Statement of Acquired Assets and Assumed Liabilities delivered pursuant to paragraph (i) above shall be accompanied by a statement setting forth the sum, if any, by which the aggregate net book value of (x) the Assets, minus (y) the Assumed Liabilities, in each case as shown on the Closing Statement of Acquired Assets and Assumed Liabilities (the "Net
                                                                       ---
Adjusted Book Value"), is greater than, or less than, the aggregate net book
-------------------
value (after deduction of Assumed Liabilities) shown on the statement of acquired assets and assumed liabilities of the Business as of July 31, 1999 referred to in Section 2.8 below for the same categories of assets as are included in Net Adjusted Book Value (the "Net Asset Adjustment").
                                          --------------------

          (iii) Immediately upon the expiration of the 15-day period for giving the Dispute Notice (as defined below), if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to Section 1.7(d) below, the Purchase Price shall be adjusted as follows: the amount of the Net Asset Adjustment, if positive, shall be added to the Purchase Price and paid promptly by the Buyer to the Company, subject to Section 7.8, and if negative shall be deducted from the Purchase Price and paid promptly by the Company to the Buyer. In either case, payment shall be made in shares of Buyer Common Stock, valued at $27.50 per share (as adjusted proportionately for any stock split or similar recapitalization after the date hereof).

     (B)  Earn-Out Consideration.
          ----------------------

          (i) Subject to Section 7.8, the Buyer shall pay to the Company the Earn-Out Consideration (as defined below) in the amount and at the time specified below. The "Earn-Out Consideration" shall be an amount determined
                       ----------------------
based upon the achievement by the Business of the revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) targets for the period beginning on the Closing Date and ending on December 31, 2000 set forth in a letter agreement among the parties hereto dated the date hereof. The Earn-Out Consideration shall be paid in shares of Buyer Common Stock, valued at $27.50 per share (as adjusted proportionately for any stock split or similar recapitalization after the date hereof). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the maximum total amount of the Earn-Out Consideration that the Business shall be required to pay shall be 727,272 shares (as adjusted proportionately for any stock split or similar recapitalization after the date hereof) of Buyer Common Stock (less such number of shares of Buyer Common Stock, if any, the Buyer is entitled to offset against such Earn-Out Consideration pursuant to Section 7.8 hereof).

          (ii) Subject to Section 7.8, the Buyer shall pay to the Company the Earn-Out Consideration, if any, within 30 days after final determination thereof.

          (iii) In connection with the foregoing provisions of this Section 1.7(b), the Buyer hereby agrees that:

               (A) in the event the Buyer (x) takes action as a result of which revenues of a kind that constituted revenues of the Business prior to the Closing Date would not continue to be revenues of the Business during the period from the Closing Date through December 31, 2000 but would instead be revenues of one or more other businesses of the Buyer, (y) takes any action as a result of which expenses of a kind that constituted expenses of any other business of the Buyer prior to the Closing Date would be expenses of the Business during the period from the Closing Date through December

                   31, 2000, or (z) without the consent of a Stockholder, causes any change to the operation of the Business that represents a material deviation from its business plan as previously provided to the Buyer and materially adversely impacts the Business's ability to meet the revenue and EBITDA targets set forth in the letter agreement referred to in Section 1.7(b)(i) above, the Buyer and the Company shall agree in writing as to the appropriate revisions, if any, to such revenue and EBITDA targets, which the parties shall negotiate in good faith; and

               (B) the Buyer will deliver to the Company, by March 15, 2001, a statement setting forth the revenues and EBITDA of the Business for the period from the Closing Date through December 31, 2000.

The Buyer shall, upon reasonable request, make available during normal business hours all books and records supporting the statement delivered pursuant to clause (B) above for review by the Company, the Parent, or their designee. Any dispute concerning the appropriate revisions to the revenue and EBITDA targets pursuant to clause (A) above or revenue and EBITDA amounts pursuant to clause
(B) above shall be resolved in accordance with Section 1.7(d) below. Following the first 30-day period referred to in Section 1.7(d)(ii) below, the Buyer may take any action referred to in clause (A) above, subject to any adjustment to the revenue and EBITDA targets subsequently required as a result of the dispute-resolution procedure of Section 1.7(d). In the event there is a dispute related to the Earn-Out Consideration which prohibits the Earn-Out Consideration (or any portion thereof) from being paid within one (1) year of the Closing Date, the Buyer shall pay the undisputed portion of the Earn-Out Consideration within one
(1) year of the Closing Date.

     Subject to clause (A) above, the Buyer may operate the Business following the Closing in any manner that it deems appropriate in its sole and absolute discretion.

          (C) Purchase Price.  For purposes of this Agreement, "Purchase Price"
              --------------                                    --------------
means the aggregate Closing Amount payable to the Company pursuant to Section 1.4(c) above, and "Adjusted Purchase Price" means the Purchase Price plus or
                   -----------------------                           -------
minus any adjustment required pursuant to Section 1.7(a)(iii), plus, if
-----                                                          ----
applicable, the amount of any payment required to be made by the Buyer to the Company pursuant to Section 1.7(b), minus, if applicable, the amount of any
                                    -----
payment required to be made by the Company to the Buyer pursuant to Section 1.7(e), plus or minus any adjustment required pursuant to Section 7.6 that is
        -------------
not distributed from the Escrow Fund to the Buyer plus any amount of the Escrow
                                                  ----
Fund distributed to the Company.

          Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Buyer be required to issue to the Company a number of shares of Buyer Common Stock equal to or exceeding 20% of the number of outstanding shares of Buyer Common Stock immediately prior to the Closing. In lieu of such issuance, the Buyer shall pay to the Company cash in the amount of $27.50 (as adjusted proportionately for any stock split or similar recapitalization after the date hereof) for each share that would otherwise be issuable but for the immediately preceding sentence.

     (D)  Dispute Resolution.
          ------------------

          (i) In the event that the Company disputes the calculation of the Net Adjusted Book Value, the Net Asset Adjustment or the Earn-Out Consideration, the Company shall notify the Buyer in writing (the "Dispute Notice") of the amount,
                                                --------------
nature and basis of such dispute, within 15 calendar days after delivery of the Closing Statement of Acquired Assets and Assumed Liabilities or the statement relating to the Earn-Out Consideration delivered pursuant to Section 1.7(b)(iii)(B) above, as applicable.

          (ii)  In the event of a dispute under Section 1.7(a) or 1.7(b), the Company and the Buyer shall first use their best efforts to resolve such dispute among themselves. If the Company and the Buyer are unable to resolve the dispute within 30 calendar days, the dispute shall be submitted to a "Big Five" accounting firm selected by lot, other than PricewaterhouseCoopers LLP, independent accountants for the Buyer, and Ernst & Young LLP, independent accountants for the Company and the Parent, for resolution (the "Neutral
                                                                 -------
Accountants").  The Neutral Accountants shall use their best efforts to resolve
-----------
the dispute within 30 days after submission. The determination of the Neutral Accountants as to the resolution of any dispute shall be binding and conclusive upon all parties hereto, absent fraud or manifest error. All determinations pursuant to this paragraph shall be in writing and shall be delivered to the parties hereto. Any award pursuant to this paragraph (ii) may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Neutral Accountants in connection with the resolution of disputes pursuant to this paragraph shall be shared equally by the Company and the Buyer.

    (E) FTC Settlement Adjustment.  By the date seven months following the
        -------------------------
date on which the Company mails the final notice to customers required pursuant to the FTC Settlement, the Buyer shall notify the Company in writing of the number of customers of the Business as of the date hereof that completed and returned, by the date six months following the date on which the Company mails such notice to customers, the card included in such notice that have elected on such card to terminate their customer relationship ("Terminating Customers").
                                                     ---------------------
Upon delivery of such notice, the Purchase Price shall be reduced by an amount equal to $984 multiplied by the number of Terminating Customers (the "FTC
                                                                      ---
Settlement Adjustment"), and the amount of the FTC Settlement Adjustment shall
---------------------
be paid promptly by the Company to the Buyer through the release of shares of Buyer Common Stock from the Escrow Fund, valued at $27.50 per share.

     SECTION 1.8    Transaction Taxes.  Any and all federal, state, county,
                    -----------------
local or foreign sales, use, value added, excise, and other taxes (other than income taxes), including any interest, additions and penalties with respect thereto, shall be borne by the Company. Any and all transfer, registration, recording or similar fees and charges imposed in connection with the consummation of the transactions provided for in this Agreement (collectively, "Transfer Taxes") shall also be
 --------------
borne by the Company. Income taxes shall be borne by the person required to pay such taxes under applicable law.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                OF THE COMPANY, THE PARENT AND THE STOCKHOLDERS

     The Company, the Parent and the Stockholders jointly and severally represent and warrant to the Buyer that:

     SECTION 2.1    Corporate Existence and Power, etc.  The Company is a
                    -----------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own or lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. The Company has heretofore delivered to the Buyer true and complete copies of the charter and by-laws of the Company.

          As used in this Agreement with respect to any corporation, (i) the term "subsidiary" means any entity of which securities or other ownership
      ----------
interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such corporation, and (ii) the term "Material Adverse
                                                         ----------------
Effect" means a material adverse effect on the business, financial condition, properties or results of operation of such corporation and its subsidiaries, taken as a whole.

     SECTION 2.2    Authorization; Binding Agreement.  Each of the Company, the
                    --------------------------------
Parent and the Holding Company has all requisite corporate power and authority to execute and deliver this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition, have been duly and validly authorized by the respective Board of Directors of the Company, the Parent and the Holding Company, and no other corporate proceedings on the part of the Company, the Parent or any Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, the Parent and each Stockholder and constitutes the legal, valid and binding agreement of the Company, the Parent and each Stockholder, enforceable against the Company, the Parent and each Stockholder in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").
                               -------------------------

     SECTION 2.3    Capitalization.  The authorized capital stock of the Company
                    --------------
consists of 10,000,000 shares of common stock, par value $.01 per share ("Common
                                                                          ------
Stock"), of which 990,000 shares are issued and outstanding ("Shares"). All of
-----                                                         ------
the issued and outstanding Shares are owned of record and beneficially as described on Schedule 2.3 hereto. The holders of options to purchase Common Stock will receive cash payments from the Company in exchange for cancellation of their options effective prior to or immediately upon the Closing.

     SECTION 2.4    Ownership of the Assets.  Schedule 2.4 hereto sets forth a
                    -----------------------
true, correct and complete list of all Liens (as defined below) of any kind affecting the Assets. The Company is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Liens of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all Liens. As used in this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien,
                     ----
pledge, charge, security interest or other encumbrance of any kind in respect of such asset (whether arising by contract or by operation of law).

     SECTION 2.5    Governmental Authorization; Consents.
                    ------------------------------------

          (a) Except as set forth on Schedule 2.5 hereto, the execution, delivery and performance of this Agreement by the Company, the Parent and the Stockholders and the consummation of the Acquisition require no action by or in respect of, or filing by the Company, the Parent or any Stockholder with, any court, arbitrational tribunal, governmental body, agency, commission, official or other governmental or regulatory authority or agency ("Governmental Entity"),
                                                          -------------------
other than compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").
                                                     -------

          (b) Except as set forth on Schedule 2.5 hereto, no consent, approval, waiver or other action by any Person (other than the Governmental Entities referred to in paragraph (a) above) under any contract, agreement, indenture, instrument of indebtedness, agreement or mortgage for borrowed money, lease, sublease, license, sublicense, franchise, or other instrument or arrangement to which the Company, the Parent or any Stockholder is a party or by which any of them is bound is necessary for the execution, delivery and performance of this Agreement by the Company, the Parent and the Stockholders. As used in this Agreement, the term "Person" means an individual, a corporation, a partnership,
                     ------
an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     SECTION 2.6    Non-Contravention.  Assuming compliance with the matters
                    -----------------
referred to in Section 2.5 hereof, the execution, delivery and performance of this Agreement by the Company, the Parent and the Stockholders and the consummation of the Acquisition do not and will not (i) conflict with or violate any provision of the charter or bylaws of the Company, the Parent, or the Holding Company, (ii) require on the part of the Company, the Parent or any Stockholder any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate any provision of applicable law or regulation or any judgment, injunction, order, decree or award binding upon the Company, the Parent or any Stockholder or affecting any of the Company's assets or properties or (iv) conflict with, contravene or constitute a default under, or result in the creation or imposition of any Lien on any asset of the Company or give rise to a right of termination, cancellation, modification, or acceleration of any obligation of the Company under, (x) any contract, agreement, indenture, lease, sublease, license, sublicense, franchise or other instrument binding upon the Company, or affecting any of its assets or properties, or (y) the certificate of incorporation or by-laws of the Company, the Parent or the Holding Company.

     SECTION 2.7    Subsidiaries.  The Company has no subsidiaries.
                    ------------

     SECTION 2.8    Financial Statements.  The Company has heretofore furnished
                    --------------------
to the Buyer (i) copies of the draft audited statement of acquired assets and assumed liabilities of the Business as of December 31, 1998, together with the related audited statements of operations and cash flows for such period and the notes thereto (such financial statements as of and for the period ended December 31, 1998 being referred to herein as the "1998 Financial Statements"), (ii)
                                          -------------------------
copies of the unaudited statement of acquired assets and assumed liabilities of the Business as of July 31, 1999 and the related unaudited statements of operations and cash flows for the seven-month fiscal period ended on such date (such financial statements as of and for the seven-month fiscal period ended July 31, 1999 being referred to herein as the "Interim Financial Statements",
                                               ----------------------------
and the financial statements referred to in clauses (i) and (ii) above being referred to herein together as the "Financial Statements"). The Financial
                                    --------------------
Statements have been prepared in accordance with GAAP and present fairly the financial position, and the results of operations and cash flows for the Business as of and for the respective dates thereof and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which are expected to be, in the aggregate, non-material, and to the absence of certain footnotes not required in interim financial statements in conformity with GAAP and subject, in the case of the draft 1998 Financial Statements, to any necessary adjustments as a result of the final determination of Assets and Assumed Liabilities, which adjustments are expected to be, in the aggregate, non-material).

     SECTION 2.9    Absence of Certain Changes.  Except as set forth in the
                    --------------------------
Financial Statements or on Schedule 2.9 hereto, or as contemplated by this Agreement, since December 31, 1998, the Company conducted the Business in the ordinary course consistent with past custom and practice ("Ordinary Course of
                                                           ------------------
Business") and there has not been, and neither the Company, the Parent nor any
--------
Stockholder has agreed or committed that there shall be any of the following, relating to the Business or the Assets:

          (i) any events that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to the Business;

          (ii) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (iii) any creation or assumption by the Company of any Lien on any Assets;

          (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or Assets;

          (v) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to the Assets or Business or any relinquishment by the Company of any contract or other right, in any such case material to the Business, other than transactions or commitments in the Ordinary Course of Business;

          (vi) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

          (vii) any grant of any severance or termination pay to any officer or employee of the Company other than in the Ordinary Course of Business, any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of the Company or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to officers, directors or employees of the Company, other than such increases in the Ordinary Course of Business;

          (viii) any payment of any obligation or liability other than in the Ordinary Course of Business;

          (ix) any entering into, amendment, termination, taking or failure to take any action that would constitute a violation of or default under, or a waiver of any rights under, any contract or agreement listed in Schedule 2.16;

          (x) any making or commitment to make capital expenditures in excess of $10,000 individually or $100,000 in the aggregate;

          (xi) any failure to take any action necessary to preserve the validity of any Intellectual Property (as defined below);

          (xii) any labor dispute, other than routine grievances, or any activity or proceeding by a labor union or representative thereof to organize employees of the Company, which employees are not subject to a collective bargaining agreement, or any lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, the Parent or any Stockholder, threat thereof by or with respect to any employees of the Company; or

          (xiii) any change in the Company's relationship with any customer, supplier or any other Person that could have a Material Adverse Effect on the Business.

     SECTION 2.10   Properties.  The Company owns no real property.
                    ----------

     SECTION 2.11   No Undisclosed Liabilities.  Except as set forth on Schedule
                    --------------------------
2.11, the Business has no liability or obligation (whether known or unknown, whether accrued or unaccrued, whether due or to become due or otherwise) except for (a) liabilities shown on the Interim Financial Statements, (b) liabilities which have arisen since July 31, 1999 in the Ordinary Course of Business and are similar generally in nature and amount to the liabilities which arose during the comparable period of the immediately preceding financial period and (c) liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Interim Financial Statements and which in the aggregate do not exceed $50,000.

     SECTION 2.12   Litigation.  Except as set forth on Schedule 2.12 hereto,
                    ----------
there is no (a) unsatisfied judgment, order, decree or injunction or (b) action, suit, investigation or proceeding pending, or to the knowledge of the Company, the Parent or any Stockholder threatened, against the Company or any of its properties or assets before or by any Governmental Entity relating to the Business on the Assets. Adequate reserves for all of the litigation and other matters required to be described on Schedule 2.12 have been made in the Financial Statements.

     SECTION 2.13   Certain Business Activities.
                    ---------------------------

          (a) There is no judgment, injunction, order, decree, agreement or instrument binding upon the Company, the Parent or any Stockholder that has or may reasonably be expected to have the effect of prohibiting any material business practice of the Business.

          (b) Except as described on Schedule 2.13(b), the Company has never marketed, sold, offered or priced products or services of the Business jointly with products or services that are not a part of the Business.

     SECTION 2.14   Taxes.  The Company has filed all federal, state and local
                    -----
tax returns which are required to be filed and has paid all Taxes, interest, penalties, assessments and deficiencies reflected in or which relate to Taxes reflected in such tax returns or which have been claimed to be due by the Internal Revenue Service or a state or local taxing authority. Except as set forth on Schedule 2.14 hereto, no deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and, to the best knowledge and belief of the Company, the Parent and each Stockholder, no such deficiency or audit has been proposed or threatened. For purposes of this Agreement, "Taxes" means all taxes, charges,
                                              -----
fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes and charges imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     SECTION 2.15   Employee Benefits.  Schedule 2.15 hereto sets forth a true,
                    -----------------
correct and complete list of (a) the employee benefits provided by the Company to its employees, (b) the

Company's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $75,000 the amounts paid or payable as salary and bonus payments for the year ended December 31, 1998 and (c) any agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Sections 280G of the Code. None of the employees with an annual base salary in excess of $75,000 has indicated to the Company, the Parent or any Stockholder that he or she intends to resign or retire as a result of the transaction contemplated hereby, or otherwise prior to June 30, 2000. Except as set forth on
Schedule 2.15, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger or otherwise result in any obligation of the Company to pay severance or related costs under any employment or consulting agreement. For purposes of this Section 2.15, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

     SECTION 2.16   Contracts and Leases.
                    --------------------

     (a) Except as set forth on Schedule 1.1(a)(iv) hereto, the Company is not a party to or subject to any of the following relating to the Assets or the
Business:

          (i) any contract or arrangement, written or oral, with any officer, consultant, independent contractor, agent, director, stockholder, or employee, including any employment contract, telemarketing agreement or website design agreement;

          (ii)  any lease for real property or equipment;

          (iii) any contract for the purchase of software, equipment, materials or supplies or for construction requiring aggregate payments in any twelve-month period by or to the Company that are expected to be $50,000 or more;

          (iv) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services or equipment and requiring aggregate payments in any twelve-month period to the Company that are expected to be $10,000 or more;

           (v) any partnership, joint venture, or other similar contract, arrangement or agreement;

           (vi) any contract relating to indebtedness for borrowed money or the deferred purchase price of property;

           (vii) any written agreement concerning confidentiality, assignment of inventions or non-competition or involving material Intellectual Property;

           (viii) any written arrangement that prohibits the Company from freely engaging in the Business anywhere in the world;

           (ix) any written arrangement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company or the Business;

           (x) any collective bargaining agreements or other contracts or commitments to or with any labor union, representative or group of employees;

           (xi) any sales representative, distributorship or other written arrangement providing for the distribution or marketing of products;

           (xii) any agreement relating to the acquisition or disposition of assets, businesses or companies (whether by sale of assets, sale of stock, merger or otherwise) other than in the Ordinary Course of Business;

           (xiii) any independent contractor or franchise agreement or arrangement; or

           (xi) any other contract or commitment relating to the Business or Assets.

     (b) The Company has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 2.16. With respect to each written agreement so listed: (i) the written agreement is legal, valid, binding and enforceable against the Company, and to the knowledge of the Company, the Parent and each Stockholder is valid, binding and enforceable against each other party thereto, and the written agreement is in full force and effect; (ii) with respect to written agreements to which the Company is a party, the written agreement will continue to be legal, valid, binding and enforceable against the Company, and to the knowledge of the Company, the Parent and each Stockholder is valid, binding and enforceable against each other party thereto, and the written agreement is and will be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the Company is not, nor, to the Company's, the Parent's or any Stockholder's knowledge is any other party, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modifica tion or acceleration under the written agreement by the Company and, to the Company's, the Parent's and any Stockholder's knowledge, by any other party thereto, nor is there any dispute between the parties thereto. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule
2.16 under the terms of this Section 2.16.

     (c) Schedule 2.16 lists all real property leased or subleased to or by the Company. The Company has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein. With respect to each such lease and sublease:

          (i) The lease or sublease is legal, valid, binding, enforceable against the Company, and to the knowledge of the Company, the Parent and the Stockholders, against each other party thereto, and is in full force and effect.

          (ii) The lease or sublease will continue to be legal, valid, binding, enforceable against the Company, and to the knowledge of the Company, the Parent and the Stockholders, against each other party thereto, and is and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing.

          (iii) Neither the Company nor, to the Company's, the Parent's or any Stockholder's knowledge, any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder by any other party thereto or, to the Company's, the Parent's and the Stockholder's knowledge, by the Company.

          (iv) There are no disputes, oral agreements or forbearance programs to which the Company is a party in effect as to the lease or sublease.

          (v) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

          (vi) All facilities leased or subleased by the Company thereunder are supplied with utilities necessary for the operation of said facilities.

          (vii) Other than as disclosed in the Financial Statements, none of such leases or subleases has been capitalized on the statement of acquired assets and assumed liabilities contained in the Interim Financial Statements.

     (4) Schedule 2.16(d) hereto consists of true and correct copies of the forms of standard customer and marketing agreement that the Company has in effect with respect to the Business. Each of the terms, provisions and conditions of each such agreement is, and will remain following the closing, legal, valid, binding and enforceable in accordance with its terms, and in full force and effect.

     SECTION 2.17   Permits.  No Permits are required to operate the Business.
                    -------
For purposes of this Agreement "Permit" means any permit, license, franchise or
                                ------
authorization from any Governmental Entity.

     SECTION 2.18   Insurance.  Schedule 2.18 sets forth a list (including the
                    ---------
name of the insurer, the name of the policy holder, the name of each insured, the periods of coverage and the scope of coverage) of each insurance policy maintained by the Company or under which the Company is a named insured or otherwise the beneficiary of such coverage with respect to the

Business. All of such insurance policies are in full force and effect and the Company is not in default with respect to its obligations under any of such insurance policies. None of the transactions contemplated by this Agreement shall eliminate or alter the coverage provided by such policies for occurrences prior to Closing, and the Buyer shall continue to be entitled to the benefit and recovery under such policies for pre-Closing occurrences (subject to the deductibles, limits and other terms and conditions of such policies).

     SECTION 2.19   Compliance with Laws.  The Company is conducting and has
                    --------------------
conducted the Business in compliance with all applicable laws (including rules and regulations thereunder) of any Governmental Entity. Except as set forth on
Schedule 2.19 hereto, neither the Company, the Parent nor any Stockholder has received any notice or communication from any Governmental Entity alleging non-compliance by the Company with any applicable laws (including rules and regulations) with respect to the Business.

     SECTION 2.20   Finders' Fees.  There is no investment banker, broker,
                    -------------
finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, the Parent or any Stockholder which is or will be entitled to any fee or commission from the Buyer upon consummation of the transactions provided for in this Agreement.

     SECTION 2.21   Intellectual Property; Year 2000.
                    --------------------------------

     (a) The Company owns, or is licensed or otherwise possesses valid rights to use, the Intellectual Property (as defined below) used in connection with the operation of the Business. The Company has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that the Company owns or uses in connection with the Business. Except as set forth on
Schedule 2.21 hereto, the Company has not licensed Intellectual Property with respect to the Business to any third party, and, to the knowledge of the Company, the Parent and each Stockholder, (i) no other person or entity (other than licensors of software that generally is commercially available) has any rights to any of the Intellectual Property used in the Business, and (ii) no other person or entity is infringing, violating or misappropriating any of the Intellectual Property of the Company with respect to the Business.

     (b) The Business as now conducted and as conducted prior to the date of this Agreement has not infringed or violated, or constituted a misappropriation of, and does not now infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of another person or entity. Except as set forth in Schedule 2.21, neither the Company, the Parent nor any Stockholder has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

     (c) Schedule 2.21 identifies each patent or copyright registration which has been issued to, or is owned by, the Company, identifies each pending patent application which the Company has made or which the Company owns, identifies each software product currently licensed or distributed by the Company (other than software that is generally commercially available) and identifies each license or other agreement pursuant to which the Company has granted any rights to any third party with respect to any Intellectual Property of the Company relating to the Business. The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, rights to use and any claims or disputes relating to, each such item. Except as set forth in Schedule 2.21, with respect to each such item of Intellectual Property relating to the Business that the Company owns: (i) the Company possesses all right, title and interest in and to such item; (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (iii) the Company has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

     (d) Schedule 2.21 identifies each material item of Intellectual
Property used in the operation of the Business (other than software that is generally commercially available) that is owned by a party other than the Company. The Company has supplied the Buyer with correct and complete copies of all licenses, sublicenses, or other agreements (as amended to date) pursuant to which the Company uses such Intellectual Property, all of which are listed on
Schedule 2.21. Except as set forth in Schedule 2.21, with respect to each such item of Intellectual Property, the Company has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

     (e) For purposes of this Agreement, "Intellectual Property" shall mean
                                          ---------------------
and include (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, (ii) trademarks, service marks, trade dress, logos, trade names, URLs and domain names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source code and object code), data and documentation, (vi) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists, databases and information, (vii) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

     (f) The Company has conducted or will conduct prior to Closing "year
2000" audits with respect to all of the Company's internal systems used in the Business, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems. The Company has used, or will prior to Closing use, its reasonable best efforts to obtain "year 2000" certifications with respect to all third-party systems used in connection with the Business, including without limitation systems belonging to the Company's suppliers and service providers. The Company has furnished to the Buyer true and correct copies of all "year 2000" audits, certifications, reports, investigations and other similar documents that have been prepared or performed by or on behalf of the Company or any third party with respect to the Business and will provide to the Buyer copies of any such documents that it receives prior to Closing. Nothing contained in any such documents gives the Company or the Stockholders any reason to believe the failure of a third party to be Year 2000 compliant will have an adverse effect on the Business.

     (g) All of the Company's internal systems used in the Business, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems are Year 2000 Compliant (as defined in Section 2.21(i) below) and will not be adversely affected with respect to value, utility, marketability, operability or any other aspect by virtue of the arrival of the year 2000.

     (h) Neither the Company, the Parent nor any Stockholder is aware of any failure to be Year 2000 Compliant (as defined in Section 2.21(i) below) of any third-party system used in connection with the Business, including without limitation any system belonging to one of the Company's suppliers, service providers or customers.

     (i) For purposes of this Agreement, "Year 2000 Compliant" means that
                                          -------------------
the applicable system or item, in each case without human intervention, other than original data entry:

          (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the years 1999 and 2000;

          (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the years 1999 and 2000; and

          (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change from December 31, 1999 to January 1, 2000, (y) date data, including date data which represents or references different centuries or more than one century or (z) the occurrence of any particular date, including without limitation January 1, 2000 and February 29, 2000.

     (j) The cost to the Business of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Business will not exceed $10,000.

     (k) Except as described on Schedule 2.21(k) hereto, the Company has a fully-paid, worldwide right to use in the Business all of the illustrations and other artwork as currently used by the Company in the Business.

     SECTION 2.22   Transactions with Affiliates.  Schedule 2.22(a) hereto
                    ----------------------------
describes any transaction entered into or otherwise in effect or previously in effect between the Company and any Affiliate of the Company, including any transaction involving an inter-company payable or receivable and any transaction with respect to general and administrative or other services provided to or by the Company. All of such transactions will terminate prior to the Closing, and all amounts owed thereunder will be paid prior to the Closing, in each case except as listed in Schedule 2.22(b) hereto.

     SECTION 2.23   Environmental Laws.  The Company has complied with, and its
                    ------------------
operations as of the Closing Date are in compliance with, all applicable environmental laws, and the Company has no liability under any environmental law.

     SECTION 2.24   Product and Service Warranty.  No product or service sold,
                    ----------------------------
licensed or otherwise provided by the Company relating to the Business is subject to any warranty.

     SECTION 2.25   Acquired Assets Complete.  The Assets are, and following the
                    ------------------------
Closing, when used by a workforce substantially similar to the workforce currently employed by the Company, will be, adequate to conduct the Business as presently conducted.

     SECTION 2.26   Inventory.  The Business has no Inventory.
                    ---------

     SECTION 2.27   Fixed Assets.  Schedule 2.27 hereto sets forth a true,
                    ------------
correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted.

     SECTION 2.28   Accounts Receivable.  All accounts receivable of the
                    -------------------
Business reflected on the statement of acquired assets and assumed liabilities contained in the Interim Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and collectible within 90 days after the invoice date. A complete list of all accounts receivable reflected on the statement of acquired assets and assumed liabilities contained in the Interim Financial Statement, showing the aging thereof, is included in Schedule 2.28. All accounts receivable reflected in the financial or accounting records of the Business that have arisen since July 31, 1999 are valid receivables subject to no setoffs or counterclaims and are collectible within 90 days after the invoice date. The reserve for doubtful accounts set forth on the statement of acquired assets and assumed liabilities contained in the Interim Financial Statements, and any reserves for doubtful accounts created by the Business in the Ordinary Course of Business subsequent to July 31, 1999 are adequate and were calculated in accordance with GAAP.

     SECTION 2.29   Customers.  Schedule 2.29 sets forth, with respect to the
                    ---------
Business as of the date hereof, (i) the total number of customers, (ii) the number of complimentary or free trial customers, (iii) the number of paying customers, (iv) the number of paying term customers, (v) the number of customers billed through each of the Company's billing methods, including through the customer's local exchange carrier or by automatic monthly credit card charges,
(vi) the gross number of new customers since December 31, 1998 and (vii) the number of customers terminating their customer relationship since December 31, 1998. To the knowledge of the Company, the Parent and the Stockholders, the Business will experience no material increase in customer turnover, or "churn," for the foreseeable future.

     SECTION 2.30   Suppliers.  Other than as set forth in Schedule 2.30, the
                    ---------
Business has no suppliers that accounted for a dollar volume of purchases by the Company in excess of $500,000 for the fiscal year ended December 31, 1998 or $250,000 for the six-month period ended June 30, 1999.

     SECTION 2.31   Books and Records.  The books and records of the Business
                    -----------------
accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Business and have been maintained in accordance with good business and bookkeeping practices.

     SECTION 2.32   Disclosure.  The representations and warranties contained in
                    ----------
this Article II, when taken together with the related schedules hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Article II, when taken together with the related schedules hereto, not misleading. The Company, the Parent and the Stockholders have disclosed to the Buyer all material information relating to the Business and the Assets.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

     The Buyer represents and warrants to the Company, the Parent and the Stockholders that:

     SECTION 3.1    Corporate Existence and Power.  The Buyer is a corporation
                    -----------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and to carry on its business as now conducted. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. The Buyer has heretofore delivered to the Company true and complete copies of the certificate of incorporation and by-laws of the Buyer.

     SECTION 3.2    Authorization; Binding Agreement.  The Buyer has all
                    --------------------------------
requisite power and authority to execute and deliver this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition, have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

     SECTION 3.3    Capitalization.  The authorized capital stock of the Buyer
                    --------------
consists of 150,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, $.01 par value per share. All of the shares of Buyer Common Stock issuable under this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 3.4    Governmental Authorizations; Consents.
                    -------------------------------------

     (a) The execution, delivery and performance by the Buyer of this Agreement require no action by or in respect of, or filing by the Buyer with, any Governmental Entity other than compliance with any applicable requirements of the HSR Act.

     (b) No consent, approval, waiver or other action by any Person (other than the governmental authorities referred to in paragraph (a) above) under any contract, agreement, indenture, lease or other instrument to which the Buyer is a party or by which it is bound is necessary for the execution, delivery or performance by the Buyer of this Agreement.

     SECTION 3.5    Non-Contravention.  Assuming compliance with the matters
                    -----------------
referred to in Section 3.4 hereof, the execution, delivery and performance of this Agreement by the Buyer do not and will not (i) conflict with or violate any provision of the charter or bylaws of the Buyer (ii) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate any provision of applicable law or regulation or any judgment, injunction, order, decree or award binding upon the Buyer or affecting any of its assets or properties or (iv) conflict with, contravene or constitute a default under, or result in the creation or imposition of any Lien on any asset of the Buyer or give rise to a right of termination, cancellation, modification, or acceleration of any obligation of the Buyer under, (x) any contract, agreement, indenture, lease, sublease, license, sublicense, franchise or other instrument binding upon the Buyer or affecting any of their respective assets or properties, or (y) the certificate of incorporation or by-laws of the Buyer.

     SECTION 3.6    Reports and Financial Statements.  The Buyer has previously
                    --------------------------------
furnished to the Company complete and accurate copies, as amended or supplemented, of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, excluding exhibits, as filed with the Securities and Exchange Commission, and all Forms 10-Q filed with the Securities and Exchange Commission since the date of filing of such Form 10-K, excluding exhibits (such reports and documents and any amendments or supplements thereto are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports
               -------------
did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Buyer included in the Buyer Reports (i) comply as to the form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto) and (iii) fairly present the financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

     SECTION 3.7    Finders' Fees.  There is no investment banker, broker,
                    -------------
finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or its Affiliates which is or will be entitled to any fee or commission from the Company, the Parent or any of the Stockholders upon consummation of the transactions provided for in this Agreement.

     SECTION 3.8    Financing Arrangements.  The Buyer's obligations to
                    ----------------------
consummate the Acquisition are not subject to any financing condition or financing contingency.

     SECTION 3.9    Continuity of Business Enterprise.  The Buyer currently
                    ---------------------------------
intends, and at all relevant times has intended, to continue the Business or to use a significant portion of the Company's historic assets in a business (within the meaning of Treasury Regulation Section 1.368-1(d)).

     SECTION 3.10   Disclosure.  The representations and warranties contained in
                    ----------
this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

                                  ARTICLE IV

                           COVENANTS OF THE COMPANY,
                        THE PARENT AND THE STOCKHOLDERS

     The Company, the Parent and the Stockholders covenant and agree as follows:

     SECTION 4.1    Conduct of Business.  Except as contemplated by this
                    -------------------
Agreement, during the period from the date of this Agreement until the Closing Date, the Company shall conduct the operations of the Business only in the Ordinary Course of Business and in compliance with all applicable laws, rules and regulations and, to the extent consistent therewith, to use all reasonable efforts to preserve intact the Business, keep the Assets in good working condition (subject to normal wear and tear), keep available the services generally of the current officers and employees of the Business and preserve generally the relationships of the Business with customers, suppliers and others having business dealings with the Company with respect to the Business. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not take any of the following actions without prior written consent of the Buyer with respect to the Business or the Assets:

     (a) acquire, sell, lease, encumber or dispose of any assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of assets in the Ordinary Course of Business;

     (b) create, incur or assume any debt not currently outstanding
(including obligations in respect of capital leases), other than in the Ordinary Course of Business;

     (c) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

     (d) make any loans, advances or capital contributions to, or investments in, any other person other than (i) short-term investments in the Ordinary Course of Business, or (ii) travel, salary or other like advances to officers or employees in the Ordinary Course of Business;

     (e) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan or, except in the Ordinary Course of Business, hire or establish, as applicable, any new employees, independent contractors or consultants;

     (f) change its accounting methods, principles or practices, or make any new elections with respect to Taxes or any changes in current elections with respect to Taxes after the date hereof;

     (g) mortgage or pledge any Assets or subject any Assets to any Lien;

     (h) sell, assign, transfer, license or sublicense any Intellectual Property other than in the Ordinary Course of Business;

     (i) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement listed in Schedule 2.16 or under the Company's charter or bylaws;

     (j) enter into any written agreements that create a liability in excess of $10,000 individually or in the aggregate, except for purchase orders in the Ordinary Course of Business and the execution of leases for real property described on Schedule 4.1(j) hereto;

     (k) make or commit to make any capital expenditure in excess of $10,000 per item or total capital expenditures in excess of $50,000 in the aggregate;

     (l) institute or settle any legal proceeding;

     (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied;

     (n) fail to take any action reasonably necessary to preserve the validity of any Intellectual Property or Permit;

     (o) merge or consolidate with or into any other entity; or

     (p) agree in writing or otherwise to take any of the foregoing actions.

     SECTION 4.2    Delivery of Interim Financial Statements.  As promptly as
                    ----------------------------------------
possible following the last day of each fiscal month end after the date hereof until the Closing Date, and in any event within 15 days after the end of each such fiscal month, the Company shall deliver to the Buyer the statement of acquired assets and assumed liabilities and statements of cash flows and results of operations of the Business for the monthly period then ended and for the period then ended since the statement of acquired assets and assumed liabilities contained in the Interim Financial Statements and for the monthly period and the period then ended in the prior fiscal year (collectively, the "Updated Financial
                                                               -----------------
Statements").  The Updated Financial Statements shall be prepared so as to
----------
present fairly the financial condition of the Business as of the date thereof and the results of operations and cash flows of the Business for the periods covered thereby, in each case in conformity with GAAP.

     SECTION 4.3    Notices and Consents.  The Company shall use best efforts to
                    --------------------
obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary for the consummation of the transactions provided for under this Agreement.

     SECTION 4.4    Access to Information.  The Company, the Parent and the
                    ---------------------
Stockholders shall permit the Buyer and its representatives to have full access (during normal business hours times, on reasonable prior written notice and in a manner so as not to interfere unreasonably with the normal business operations of the Company) to the premises, properties, financial, Tax and accounting records, contracts, other records and documents, and personnel of the Company relating to the Assets or the Business and to conduct such tests and inspections as may be reasonable or appropriate in connection with the transactions contemplated hereby. The Company, the Parent and the Stockholders shall also furnish to the Buyer or its representatives such information within their control as the Buyer may reasonably request in connection with any review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of the Company relating to the Assets or the Business. In connection therewith, the Company, the Parent and the Stockholders shall direct and authorize the Company's independent public accountants to make available to the Buyer and to the independent public accountants representing the Buyer all working papers pertaining to the examination and audit by such accountants of the Company relating to the Assets or the Business.

     SECTION 4.5    Confidentiality.  Each of the Company, the Parent and the
                    ---------------
Stockholders will hold, and will use reasonable best efforts to cause its officers, directors, employees, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, the terms and conditions set forth in this Agreement and all confidential documents and information concerning the Buyer and its Affiliates furnished to the Company, the Parent or any Stockholder in connection with the transactions provided for in this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Person, (ii) in the public domain (other than as rumor or speculation) through no fault of the Company, the Parent or any Stockholder or (iii) after the Closing Date lawfully acquired by such Person from sources other than the Buyer or any of its Affiliates; provided that the Company, the Parent or any Stockholder may
            --------
disclose such information to its Affiliates, officers, directors, employees, consultants, advisors, lenders and agents in connection with the transactions provided for in this Agreement so long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially. The obligations of the Company, the Parent or any Stockholder to hold such information in confidence shall be satisfied if such Person exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. If this Agreement is terminated, such confidence shall be maintained and each of the Company, the Parent and the Stockholders will, and will use reasonable best efforts to cause its respective Affiliates, officers, directors, employees, consultants, advisors, lenders and agents to, destroy or deliver to the Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, the Parent or any Stockholder or on their behalf from the Buyer or its Affiliates in connection with this Agreement that are subject to such confidence.

     SECTION 4.6    No Solicitation.  Each of the Company, the Parent and the
                    ---------------
Stockholders will not, nor will it authorize any of its respective officers, directors, employees, Affiliates, or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any offer or proposal relating to an acquisition of the Company or the Business (through a merger, consolidation, acquisition of stock or assets or other like transaction) other than a transaction relating solely to the Excluded Assets or (ii) participate in any discussions or negotiations regarding any such offer or proposal. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any unsolicited inquiry relating to any acquisition of all or any portion of the Business.

     SECTION 4.7    Stockholder Approval.  The Stockholders have approved, or
                    --------------------
hereby do approve, the Acquisition in accordance with applicable law. Neither the Company nor any Stockholder shall take any action that has the effect of amending, modifying or revoking such approval.

     SECTION 4.8    Obligations of the Company and the Parent.  The Parent and
                    -----------------------------------------
the Stockholders will cause the Company to perform all of the Company's obligations under this Agreement. The Parent will cause the Holding Company to perform all of the Holding Company's obligations under this Agreement.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY,
                   THE PARENT, THE STOCKHOLDERS AND THE BUYER

     The Company, the Parent, each Stockholder and the Buyer agree that:

     SECTION 5.1    Reasonable Best Efforts.  Subject to the terms and
                    -----------------------
conditions of this Agreement, each such party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate at the earliest practicable date the transactions provided for in this Agreement.

     SECTION 5.2    HRS Act Compliance.  As soon as practicable (and in any
                    ------------------
event within five (5) business days) following the execution and delivery of this Agreement, the Buyer, the Parent and, if required, each Stockholder shall file with the Federal Trade Commission and the United States Department of Justice notifications required to be filed by them pursuant to the HSR Act in connection with the Acquisition. Each party hereto shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date.

     SECTION 5.3    Certain Filings, etc.  Such parties will cooperate with one
                    ---------------------
another in determining whether any action by or in respect of, or filing with, any Governmental Entity or any action, consent, approval or waiver from any party to any material contract (other than any such action, filing, consent, approval or waiver otherwise referred to in this Agreement or on any schedule hereto) is required to be taken, made or obtained in connection with the consummation of the transactions provided for in this Agreement and in taking any such action, making any such filing or obtaining any such consent, approval or waiver.

     SECTION 5.4    Press Releases and Announcements.  No party shall issue (and
                    --------------------------------
each party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the Company and the Buyer; provided, however, that any party
                                               --------  -------
may make any public disclosure it believes in good faith is required by law, regulation or exchange or Nasdaq rule (in which case the disclosing party shall advise the Company and the Buyer, and the Company and the Buyer shall have the right to review such press release or announcement prior to its publication). Without limiting the foregoing, the Company, the Parent and the Stockholders acknowledge that the Buyer intends to issue a press release concerning the execution hereof (the form of which press release has been reviewed by the Company) and publicly file this Agreement and the exhibits hereto with the Securities and Exchange Commission.

     SECTION 5.5    Notices of Certain Actions.  The Company, the Parent and the
                    --------------------------
Stockholders, on the one hand, and the Buyer, on the other hand, shall promptly notify the other such party or parties of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions provided for in this Agreement;

     (ii) any material notice or other communication from any Governmental Entity in connection with the transactions provided for in this Agreement; and

     (ii) any action suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against or otherwise affecting the Company, the Parent or any Stockholder, on the one hand, or the Buyer, on the other hand, which relates to the consummation of the transactions provided for in this Agreement.

     SECTION 5.6    Notice of Breaches; Updates.
                    ---------------------------

     (a) By the Company, the Parent or the Stockholders.  The Company, the
         ----------------------------------------------
Parent or the Stockholders shall promptly deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of the Company, the Parent or any Stockholder in this Agreement (including the Schedules) inaccurate or incomplete or (ii) constitute or result in a breach by the Company, the Parent or any Stockholder of, or a failure by the Company, the Parent or any Stockholder to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     (b) By the Buyer.  The Buyer shall promptly deliver to the Company,
         ------------
the Parent and the Stockholders written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete or (ii) constitute or result in a breach by the Buyer or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                                  ARTICLE VI

                           CONDITIONS TO THE CLOSING

     SECTION 6.1    Conditions to the Obligations of the Company, the Parent and
                    ------------------------------------------------------------
the Stockholders.  The obligations of the Company, the Parent and the
----------------
Stockholders to effect the Acquisition are subject to the satisfaction, or waiver by the Company and the Stockholders, of the following conditions:

          (i) the Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

          (ii) the representations and warranties of the Buyer contained in this Agreement and in any certificate or other writing delivered by the Buyer pursuant hereto shall be true and correct at and as of the Closing Date as if made at and as of such time, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, the Parent or the Stockholders, provided that any determination of such a Material Adverse Effect shall be made without regard to any qualification in any particular representation or warranty as to materiality, amount or Material Adverse Effect;

          (iii) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

          (iv) the Buyer shall have delivered to the Company a certificate signed by an executive officer of the Buyer certifying as to the satisfaction of the conditions set forth in clauses (i) through (iii) of this Section;

          (v) the Buyer shall have delivered to the Company the Closing
Amount;

          (vi) the Buyer shall have delivered to the Company a copy of the registration rights agreement between the Buyer and the Company, substantially in the form of Exhibit C hereto, signed by the Buyer;
               ---------

          (vii) the Buyer shall have delivered to the Company a signed copy of the Escrow Agreement and delivered to the Escrow Agent the shares of Buyer Common Stock required pursuant thereto to be deposited with the Escrow Agreement at the Closing;

          (viii) the Buyer shall have delivered to the Company a copy of the transitional services agreement between the Buyer and the Company, substantially in the form of Exhibit C hereto, signed by the Buyer;
               ---------

          (ix) all filings required to be made under the HSR Act in connection with the transactions provided for herein shall have been made, and all applicable waiting periods with respect thereto shall have been terminated or expired;

          (x) all certificates, instruments and other documents required to effect the transactions contemplates hereby shall be reasonably satisfactory in form and substance to the Company;

          (xi) no provision of any applicable law or regulation, and no judgment, injunction, order or decree, shall prohibit the consummation of the Acquisition;

          (xii) the Buyer shall have delivered to the Company a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

          (xiii) the Buyer shall have delivered to the Company a certificate of the Secretary of the Buyer attesting to the incumbency of the officers of the Buyer and the authenticity and continuing validity of the charter documents; and

          (xi) the Buyer shall have delivered to the Company the Instrument of Assumption of Liabilities executed by the Buyer.

     SECTION 6.2    Conditions to the Obligations of the Buyer.  The obligations
                    ------------------------------------------
of the Buyer to effect the Acquisition are subject to the satisfaction, or waiver by the Buyer, of the following conditions:

          (i) the Company, the Parent and the Stockholders shall have performed in all material respects all of their respective obligations hereunder required to be performed by each of them at or prior to the Closing Date;

          (ii) and the Stockholders set forth in Article II shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date) and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, the Business or the Assets, provided that any determination of such a Material Adverse Effect shall be made without regard to any qualification in any particular representation or warranty as to materiality, amount or Material Adverse Effect;

          (iii) the Company, the Parent and the Stockholders shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, required to be listed in Schedule 2.5;

          (iv) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (x) prevent consummation of any of the transactions contemplated by this Agreement, (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (z) materially and adversely affect the right of the Buyer to conduct the Business or utilize the Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (v) the Company, the Parent and the Stockholders shall have delivered to the Buyer a certificate signed by the Company, the Parent and each Stockholder certifying as to the satisfaction of the conditions set forth in clauses (i) through (iv) of this Section;

          (vi) the Company, the Parent and the Stockholders shall have delivered to the Buyer documents reasonably requested by the Buyer to establish the release of all Liens relating to the Assets;

          (vii) all filings required to be made under the HSR Act in connection with the transactions provided for herein shall have been made, and all applicable waiting periods with respect thereto shall have been terminated or expired;

          (viii) all certificates, instruments and other documents required to effect the transactions contemplates hereby shall be reasonably satisfactory in form and substance to the Buyer;

          (ix) no provision of any applicable law or regulation, and no judgment, injunction, order or decree, shall prohibit the consummation of the Acquisition;

          (x) the Company, the Parent and the Stockholders shall have delivered to the Buyer a true, correct and complete list and amount, as of the Closing Date, of (a) the Accounts Receivable, including an aging thereof, (b) the liabilities assumed pursuant to Section 1.4(a)(i) and (ii) hereof, and (c)
Schedule 2.29, none of which information shall be materially different from the information supplied by the Company as of the date hereof;

          (xi) the Company shall have assigned to the Buyer any and all insurance policies extending warranty or products liability coverage to the Company for products manufactured by the Company prior to the Closing Date or for claims made on or prior to the Closing Date;

          (xii) the Company shall have obtained and delivered to the Buyer tax lien waivers from all jurisdictions in which Assets are located and which provide such tax lien waivers;

          (xiii) the Company shall have delivered to the Buyer an executed investment representation letter in the form attached hereto as Exhibit E and a
                                                                ---------
bill of sale substantially in the form attached hereto as Exhibit F;
                                                          ---------

          (xiv) the Company, the Parent and the Stockholder shall have delivered to the Buyer such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer good, clear, record and marketable title to the Assets;

          (xv) the Company, the Parent and the Stockholder shall have delivered to the Buyer all contracts, files, technical data, product literature, general ledgers, books of account and other data and documents of the Business;

          (xvi) the Company, the Parent and the Stockholder shall have delivered to the Buyer a certificate of the Secretary of State of the State of Texas as to the legal existence and good standing (including tax) of the Company in Texas;

          (xvii) the Company, the Parent and the Stockholders shall have delivered to the Buyer certificates of the Secretary of each of the Company, the Parent and the Holding Company attesting to the incumbency of the Company's, the Parent's and the Holding Company's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents;

          (xviii) the Company, the Parent and the Stockholders shall have delivered to the Buyer estoppel certificates from each lessor from whom the Company leases real or personal property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Company under any such lease;

          (xi) the FTC Settlement shall have been executed by the parties thereto and shall be acceptable to the Buyer;

          (xx) the Company, the Parent and the Stockholders shall have delivered to the Buyer the final audited 1998 Financial Statements;

          (xxi) the Company, the Parent and the Stockholders shall have delivered to the Buyer signed agreements and other documents reasonably satisfactory to the Buyer that grant the Business a fully-paid, worldwide right to use in the Business all of the illustrations and other artwork as currently used by the Company in the Business, which agreements shall be transferred and assigned to the Buyer at the Closing; and

          (xxii) the Buyer shall have received such other certificates and instruments as it shall reasonably request in connection with the Closing (including without limitation any trademark assignment forms to assign to the Buyer all trademarks included in the Assets).

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

     SECTION 7.1    Indemnification by the Company, the Parent and the
                    --------------------------------------------------
Stockholders.  The Company, the Parent and the Stockholders shall each, jointly
------------
and severally, indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages")
                                                                -------
incurred or suffered by the Buyer or any Affiliate thereof:

          (a) resulting from, relating to or constituting or arising out of any misrepresentation or breach of warranty of the Company, the Parent or any Stockholder contained in this Agreement, any of the agreements contemplated hereby or any certificate of the Company, the Parent or any Stockholder delivered at the Closing pursuant to Section 6.2; provided that the party
                                                  --------
seeking indemnification shall be entitled to indemnification under this clause
(a) only if the Damages under this clause (a) exceed $500,000 (in which case the party seeking indemnification shall be entitled to receive the full amount of Damages, including such $500,000); and provided further that the maximum
                                       -------- -------
indemnification required to be provided under this clause (a) by each Stockholder other than the Parent shall be the percentage of the aggregate Closing Amount plus the amount of the Escrow Fund plus any amounts payable to the Company pursuant to Sections 1.7(a) and 1.7(b) hereto equal to the percentage of the outstanding Common Stock owned by such Stockholder on the date hereof as reflected on Schedule 2.3 hereto (provided that this limitation shall not apply in the case of a claim based upon fraud or a breach of a representation or warranty of which such Stockholder had knowledge);

          (b) resulting from, relating to or constituting or arising out of failure to perform any covenant or agreement of the Company, the Parent or any Stockholder contained in this Agreement or the agreements attached as exhibits hereto;

          (c) resulting from any failure of the Company to have good title to the Assets, free and clear of any Lien, contractual restriction or covenant, option or other adverse claims;

          (d) relating to the operation of the Business or the Assets prior to the Closing Date, other than (i) the Assumed Liabilities and (ii) customer refunds issued following the date four months following the Closing Date, other than refunds relating to or arising from any claim by, investigation of or consent decree with a Governmental Entity (provided that nothing in clauses (i) or (ii) of this clause (d) shall prevent an indemnification claim under any other clause of this Section 7.1);

          (e) relating to the Excluded Assets;

          (f) relating to any claims against, or liabilities or obligations of, the Company or against the Assets not specifically assumed by the Buyer pursuant this Agreement;

          (g) relating to the failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Company or the transactions contemplated by this Agreement;

          (h) relating to any Taxes attributable to the operation of the Business prior to the Closing Date;

          (i) consisting of, relating to, or arising from the Refund Payments or the FTC Settlement; or

          (j) relating to any matter required to be disclosed on Schedule 2.12 hereto.

     SECTION 7.2    Indemnification by the Buyer.  The Buyer shall indemnify the
                    ----------------------------
Company, the Parent and the Stockholders in respect of, and hold the Company, the Parent and the Stockholders harmless against, any and all Damages incurred or suffered by the Company, the Parent or the Stockholders or any Affiliate thereof:

          (a) resulting from, relating to or constituting or arising out of any misrepresentation or breach of warranty of the Buyer contained in this Agreement, any of the agreements contemplated hereby or any certificate of the Buyer delivered at the Closing pursuant to Section 6.1; provided that the party
                                                        --------
seeking indemnification shall be entitled to indemnification under this clause
(a) only if the Damages under this clause (a) exceed $500,000 (in which case the party seeking indemnification shall be entitled to receive the full amount of Damages, including such $500,000); or

          (b) resulting from, relating to or constituting or arising out of failure to perform any covenant or agreement of the Buyer contained in this Agreement or the agreements contemplated hereby.

     SECTION 7.3    Claims for Indemnification.  Whenever any claim shall arise
                    --------------------------
for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification
------------------
is sought (the "Indemnifying Party") of the claim and, when and to the extent
                ------------------
known, the facts constituting the basis for such claim; provided, however, that
                                                        --------  -------
no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld), unless the Indemnifying Party shall not have taken control of the defense of such claim as provided in Section 7.4 of this Agreement, after notification thereof pursuant to this Section 7.3, in which case the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent.

     If an Indemnified Party is seeking to enforce any claim pursuant to the Escrow Agreement, a copy of the claim notice and all other notices provided for in this Article VII shall also be delivered by the party providing such notice to the Escrow Agent; provided, however, that no delay on the part of the
                     --------  -------
Indemnified Party in notifying the Escrow Agent shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay.

     SECTION 7.4    Defense by the Indemnifying Party.
                    ---------------------------------

          (a) Subject to Section 7.4(d), in connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within 15 days after the date of the notice of the claim from the Indemnified Party pursuant to Section 7.3, assume the defense of such claim or legal proceeding with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld), if
(i) the Indemnifying Party acknowledges to the Indemnified Party in writing the Indemnifying Party's obligations to indemnify the Indemnified Party with respect to all elements of such claim, (ii) the third party seeks monetary damages only and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Party and, if the Indemnified Party is the Buyer, the business, operations or future conduct of the Business.

          (b) If the Indemnifying Party so assumes such defense, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability or obligation on the Indemnified Party without the written consent of the Indemnified Party.

          (c) If the Indemnifying Party does not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (i) the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

          (d) If a customer or supplier asserts that the Company, the Parent or any Stockholder is liable to such party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VII and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (subject to notifying the Company, the Parent and the Stockholders in reasonable detail as to the matter asserted by the customer or supplier) (i) the Buyer shall be entitled to satisfy such obligation, without consent from the Company, the Parent or the Stockholders, (ii) the Buyer may make a claim for indemnification pursuant to this Article VII in accordance with the provisions hereof, and (iii) the Buyer shall be reimbursed, in accordance with the provisions hereof, for any such Damages for which it is entitled to indemnification pursuant to this
Article VII.

     SECTION 7.5    Survival.  All representations, warranties, covenants,
                    --------
agreements and obligations set forth in this Agreement, the agreements referenced herein, the schedules hereto or any other certificate, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby shall survive the Closing. All such covenants, agreements and obligations shall survive the Closing without limitation. All such representations and warranties shall expire on the date two (2) years from the Closing Date except that:

          (a) the representations and warranties of the Company, the Parent and the Stockholders in Sections 2.3, 2.4, 2.20, 2.21, 2.22 and 2.23, and of the Buyer in Section 3.3, shall survive without limitation;

          (b) the representations and warranties of the Company, the Parent and the Stockholders in Section 2.14 shall expire on the date sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period(s) (including all periods of extension, whether automatic or permissive);

          (c) any claim based on fraud or a breach of a representation or warranty of which the Indemnifying Party had actual knowledge at any time prior to the time at which the representation or warranty was made shall survive without limitation; and

          (d) any claim asserted in writing prior to the expiration as provided in this Section 7.5 of the representation or warranty that is the basis for such claim shall survive until finally resolved and satisfied in full. The rights to indemnification, reimbursement or other remedy set forth in this Agreement will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) by a party about, the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation.

No claim for indemnification under this Article VII with respect to a breach of a representation or warranty may be made after the expiration of such representation or warranty pursuant to the foregoing provision of this Section 7.5.

     SECTION 7.6    Treatment of Indemnification Payments.  All indemnification
                    -------------------------------------
payments made under this Agreement shall be treated by all parties as an adjustment to the Purchase Price.

     SECTION 7.7    No Subrogation.  The indemnification obligations shall be
                    --------------
without any right of subrogation.

     SECTION 7.8    Offset Rights; Escrow Non-exclusive.  The Buyer shall have
                    -----------------------------------
the right and option to offset and deduct the amount of any Damages with respect to which it is entitled to indemnification hereunder and any payments to which it is entitled under Section 1.7(a) or 1.7(d) hereof from (i) any Earn-Out Consideration required to be paid pursuant to Section 1.7(b) hereof, (ii) any payment required to be made pursuant to Section 1.7(a) above or (iii) the Escrow Fund.

     The Escrow Agreement is intended to secure the indemnification and certain other obligations of the Company, the Parent and the Stockholders under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights.

     SECTION 7.9    Certain Limitations.  Each Indemnifying Party will be liable
                    -------------------
hereunder for actual, direct damages, and will not indemnify any Indemnified Party for, and shall not be liable for, any consequential, special, exemplary or punitive damages, lost profits, diminution of value of the Assets or the Business, or other damages arising out of this Agreement or the Agreements attached as exhibits hereto. The Indemnification Obligations of an Indemnifying Party shall be reduced by the amount available with respect to such Damages under any insurance policy held by the Indemnified Party. The Indemnification Obligations shall be reduced by the amount that the same Damages have been accounted for and paid in the Adjusted Purchase Price. This Article VII shall be each Party's sole remedy for any claim for damages from any other Party or their affiliates arising from this Agreement, the Agreements attached as exhibits hereto or the transactions contemplated hereby or thereby. The aggregate maximum indemnification required to be provided under this Article VII by the Buyer, on the one hand, and the Company, the Parent and the Stockholders, on the other hand, shall be $60,000,000.


                                 ARTICLE VIII

                                  TERMINATION

     SECTION 8.1    Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Effective Time:

          (i)    by mutual written consent of the Company and the Buyer;

          (ii) by the Company, if there has been a material breach by the Buyer of its representations, warranties, covenants or agreements contained herein, or by the Buyer, if there has been a material breach by the Company, the Parent or the Stockholders of its representations, warranties, covenants or agreements contained herein, which breach in any such case is incapable of being cured or has not been cured within 10 days after the giving of written notice thereof to the breaching party by the other party; or

          (iii) by either the Company or the Buyer if the Effective Time has not occurred by the close of business, Eastern time, on November 30, 1999, provided that neither the Company nor the Buyer, as the case may be, may
--------
terminate this Agreement pursuant to this clause (iii) if a breach by the Company, the Parent or a Stockholder or by the Buyer, as the case may be, of any of its covenants or agreements contained herein shall have been the reason that the Effective Time shall not have so occurred.

     The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 10.1 hereof.

     SECTION 8.2    Effect of Termination.  If this Agreement is terminated
                    ---------------------
pursuant to Section 8.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 4.5 and 10.3 hereof shall survive the termination hereof and (ii) the foregoing provisions of this Article VIII shall not relieve any party from liability arising from any breach by such party of any of its covenants or agreements contained herein which breach occurred prior to the termination.

                                  ARTICLE IX

                             POST-CLOSING COVENANTS

     SECTION 9.1    Proprietary Information.  From and after the Closing, the
                    -----------------------
Company, the Parent and the Stockholders shall hold in confidence, and shall cause their respective Affiliates to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business or the Assets (including without limitation financial information, information with respect to Intellectual Property, technical information or data relating to the products and services offered, in connection with the Business and names of customers of the Business) (collectively, "Proprietary Information") and shall not disclose or make use of,
                ----------------------
and shall cause its Affiliates within its control not to disclose or make use of, Proprietary Information without the written consent of the Buyer, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Person, (ii) in the public domain (other than as rumor or speculation) through no fault of the Company, the Parent or any Stockholder or (iii) later lawfully acquired by such Person from sources other than the Buyer or any of its Affiliates.

     SECTION 9.2    Solicitation and Hiring.  For a period of three (3) years
                    ------------------------
after the Closing Date, the Company, the Parent and the Stockholders shall not, and shall cause their respective Affiliates not to, either directly or indirectly as a 1% or greater stockholder, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce (i) any employee of the Business as of the date hereof or as of the Closing Date or (ii) any employee of the Business hired following the Closing Date who is known by the person directing or conducting such solicitation or attempt to induce to be an employee of the Business, to terminate his or her employment with the Buyer (provided that normal mass market advertising shall not be deemed a breach of this provision) or (b) hire any "exempt" (within the meaning of the Fair Labor Standards Act) or salaried employee of the Business.

     SECTION 9.3    Non-Competition; Referral of Customers.
                    --------------------------------------

          (a) For a period of three (3) years after the Closing Date, except as set forth on Schedule 9.3 (including the subsidiaries and successors of the
             ------------
corporations listed on Schedule 9.3), the Company, the Parent and the
                       ------------
Stockholders shall not, and shall cause their respective Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) design, develop, manufacture, market, sell, perform or offer anywhere in the world any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Company at any time prior to the Closing Date relating to the Business or (ii) engage anywhere in the world in any business competitive with the Business as conducted at any time on or prior to the Closing Date.

          (b) From and after the Closing, the Company, the Parent and the Stockholders shall cooperate in communications with suppliers and customers in connection with the sale of the Business resulting from the transactions contemplated herein. Prior to and following the Closing, in the event the Company, the Parent or any Stockholder receives a request for the web hosting services of the Business, the Company, the Parent or a Stockholder, as the case may be, shall promptly refer such customer or potential customer to the Buyer.

          (c) The Company, the Parent and the Stockholders, for themselves and on behalf of their respective Affiliates, agree that the duration and geographic scope of the non-solicitation and non-competition provision set forth in Section
9.2 above and in this Section 9.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state or province of each and every country.

     SECTION 9.4    Cooperation in Litigation.  From and after the Closing Date,
                    -------------------------
each party shall fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement or the agreements referred to herein). The party requesting such assistance will pay all reasonable out-of-pocket expenses incurred by any other party in complying with this Section 9.4 except to the extent the requesting party is entitled to indemnification for such expenses pursuant to Article VII hereof.

     SECTION 9.5    Nasdaq.  Following the Closing Date, the Buyer shall use its
                    ------
reasonable best efforts to cause the shares of Buyer Common Stock issuable hereunder to be approved for trading on Nasdaq.

     SECTION 9.6    Use of Name.  The Company, the Parent and the Stockholders
                    -----------
agree not to use the name "Bizonthe.net" or any derivation thereof after the Closing Date in connection with any business related to or competitive with the Business. Notwithstanding the foregoing, (i) the foregoing agreement shall not apply to the Usrc.net website, which is an Asset being purchased by the Buyer pursuant hereto and (ii) the Buyer may use the names "U.S. Republic," "USR" and any derivation thereof for up to six (6) months following the Closing Date in connection with the transition of the Business from the Company to Buyer.

     SECTION 9.7    Tax-Free Status of Acquisition.  The Buyer (or any
                    ------------------------------
subsidiary of the Buyer which is deemed the acquiring company for federal income tax purposes) shall continue to conduct the Business or use a significant portion of the Company's historic business assets in a business (within the meaning of Treasury Regulation Section 1.368-1(d)), and shall not transfer the Business or the assets thereof to another entity, provided, however, the Buyer
                                                  --------
may transfer the Business and/or the assets thereof (i) to a corporation which is a member of the Buyer's "qualified group" (as such term is defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), or (ii) to a partnership, but only if (a) the Buyer and one or more members of the Buyer's "qualified group" have active and substantial management functions as a partner with respect to the Business and the assets thereof (within the meaning of Treasury Regulation
Section 1.368-1(d)), or (b) the members of the Buyer's "qualified group" own, in the aggregate, an interest in the partnership representing a significant interest in the Business and the assets thereof (within the meaning of Treasury Regulation Section 1.368-1(d)), and provided further, however, that nothing
                                    ----------------
contained in this Section 9.7 shall prohibit the Buyer or any subsidiary of the Buyer from taking any action insofar as such action does not cause the Acquisition to fail to qualify as a reorganization under Section 368(a) of the Code.

     SECTION 9.8    Employees.  The Buyers shall offer to continue to employment
                    ---------
of the employees of the Business upon the Closing. The Buyers shall continue employment of those employees who accept such offers of continued employment (such employees hired by the Buyer being hereinafter referred to as the "Transferred Employees"). The Buyers offer of continued employment shall
----------------------
include the following:

          (a) All of the Transferred Employees shall be offered compensation at levels at least substantially equal to similarly situated Buyer employees;

          (b) To the maximum extent permitted by applicable law, the Buyer shall employ such Transferred Employees on an at-will basis;

          (c) The Buyer shall have the sole discretion to determine the job description, reporting status, organization and shift of each Transferred Employee;

          (d) The Buyer shall have total discretion to determine the work location of the Transferred Employees (provided that the Buyer hereby represents that the Buyer currently intends to retain the location of the Business in its current locations); and

          (e) The Transferred Employees shall be eligible to participate in the same benefit plans as the Buyer provides to its similarly situated employees and will, to the extent permissible by law in the applicable employee benefit plan, give "service credit" to the Transferred Employees for their term of employment with the Company.

Following the execution of this Agreement and prior to the Closing Date, the Buyer may contact employees of the Business to provide them with information about the Buyer and its operations and an explanation of the terms and conditions of the offers of employment. If requested by the Parent, the Buyer will confirm the termination of employment of any Transferred Employee.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1   Notices.  All notices, requests, demands, claims, and other
                    -------
communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent by (i) a reputable courier service guaranteeing delivery within one business day or (ii) fax, provided electronic confirmation of successful transmission is received by the sending party and a confirmation copy is sent on the same day as the fax transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

        if to the Company, the Parent or the Stockholders to:

                VarTec Telecom, Inc.
                3200 W. Pleasant Run Road
                Lancaster, TX 75146
                Attention: General Counsel
                Fax: 972-230-7696


        with a copy (which shall not constitute notice) to:

                T. Gary Remy
                1410 Fallwood
                Sugarland, TX 77479

                Tom D. Johnson
                19211 E. Larah Lane
                Houston, TX 77094

        if to the Buyer to:

                Prodigy Communications Corporation
                44 South Broadway
                White Plains, NY 10601
                Attn:  General Counsel
                Fax:  914-448-8198

        with a copy (which shall not constitute notice) to:

                Hale and Dorr LLP
                60 State Street
                Boston, MA 02109
                Attention:  David A. Westenberg, Esq.
                Fax:  617-526-5000

     Any party may give any notice, request, demand, claim, or other communications hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth. In the event the Company is liquidated or dissolved, the Company shall provide the Buyer with advance notice thereof, and any notices to be provided to the Company after the date of such notice of liquidation or dissolution shall instead be provided only to VarTec Telecom, Inc. at the address set forth above.

     SECTION 10.2   Amendments; Waivers.
                    -------------------

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.3   Expenses.  Whether or not the transactions provided for
                    --------
herein are consummated, all costs and expenses incurred in connection with this Agreement and such transactions will be paid by the party incurring such costs and expenses.

     SECTION 10.4   Successors.  This Agreement may not be assigned by any party
                    ----------
hereto without the prior written consent of the other parties, provided that the
                                                               --------
Buyer shall be permitted to assign its rights and obligations hereunder (i) in connection with a corporate reorganization or an acquisition of all or substantially all of the business, stock or assets of the Buyer, whether by acquisition or otherwise, in which case all references herein to Buyer Common Stock shall mean the common stock of the surviving entity or (ii) to any subsidiary of the Buyer. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

     SECTION 10.5   Specific Performance.  The parties hereto agree that
                    --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     SECTION 10.6   Entire Agreement.  Except as otherwise provided herein, this
                    ----------------
Agreement (including the exhibits and schedules hereto) and the Confidentiality and Standstill Agreement dated as of August 25, 1999 among the Company, the Holding Company and the Buyer embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto, other than the nondisclosure agreement entered into by the Company and the Buyer prior to the date hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or therein.

     SECTION 10.7   Severability.  This Agreement shall be construed to the end
                    ------------
that, if any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be effected thereby.

     SECTION 10.8   Governing Law; Jurisdiction and Service of Process.  This
                    --------------------------------------------------
Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding against any party with respect to this Agreement may be brought in a court of the United States sitting in the State of Delaware or, if jurisdiction is lacking in such a court, in a court of record in the State of Delaware, and each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action or proceeding and further waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and each hereby submits to such jurisdiction.

     SECTION 10.10  Waiver of Jury Trial.  Each party acknowledges and agrees
                    --------------------
that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver and (iii) each such party makes this waiver voluntarily.

     SECTION 10.11  Payments.  Any cash payments required hereunder shall be
                    --------
made by certified check or wire transfer to an account designated by the party receiving such payment.

     SECTION 10.12  Counterparts.  This Agreement may be signed by the parties
                    ------------
hereto in any number of counterparts, all of which together shall constitute one and the same agreement.

     SECTION 10.13  No Third Party Beneficiaries.  This Agreement shall not
                    ----------------------------
confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     SECTION 10.14  Headings.  The section headings contained in this Agreement
                    --------
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.15  Incorporation of Exhibits and Schedules.  The exhibits and
                    ---------------------------------------
schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     SECTION 10.16  Facsimile Signature.  This Agreement may be executed by
                    -------------------
facsimile signature.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                U.S. REPUBLIC COMMUNICATIONS, INC.


                                By:  /s/ T. Gary Remy
                                     ------------------------------------
                                     Name: T. Gary Remy
                                     Title: President


                                     VARTEC TELECOM, INC.


                                     By:  /s/ A. Joe Mitchell, Jr.
                                          ------------------------------------
                                          Name: A. Joe Mitchell, Jr.
                                          Title: President

                                VARTEC TELECOM HOLDING COMPANY


                                By:  /s/ A. Joe Mitchell, Jr.
                                     ------------------------------------
                                     Name: A. Joe Mitchell, Jr.
                                     Title: President



                                /s/ T. Gary Remy
                                -----------------------------------------
                                T. Gary Remy


                                /s/ Tom D. Johnson
                                -----------------------------------------
                                Tom D. Johnson


                                PRODIGY COMMUNICATIONS CORPORATION


                                By:  /s/ Andrea S. Hirsch
                                    ------------------------------------
                                     Name: Andrea S. Hirsch
                                     Title: Vice President